Exhibit 5.1
787 Seventh Avenue, 31st Floor | New York, NY 10019 | T 212.513.3200 | F 212.385.9010
Holland & Knight LLP | www.hklaw.com

June 18, 2025

Redwire Corporation
8226 Philips Highway, Suite 101
Jacksonville, Florida 32256
Re:    Redwire Corporation – Registration Statement on Form S-3 Common Stock
Ladies and Gentlemen:

We have acted as special counsel for Redwire Corporation, a Delaware corporation (the “Company”), in connection with (i) the issuance and sale of an aggregate of 15,525,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Primary Shares”) and (ii) up to an additional 2,328,750 shares of the Common Stock of the Company pursuant to the exercise in full of the Underwriters’ option to purchase additional shares set forth in the Underwriting Agreement (the “Option Shares” and together with the Primary Shares, the “Shares”). The Shares are to be sold as set forth in the Company’s Shelf Registration Statement on Form S-3 (Registration No. 333-274375) (the “Registration Statement”) filed on September 6, 2023, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated September 14, 2023 (the “Prospectus”), the Prospectus Supplement dated June 16, 2025 (the “Prospectus Supplement”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) dated June 16, 2025, between the Company and J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC, on behalf of the several underwriters named therein (the “Underwriters”). Capitalized terms in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Underwriting Agreement.

In so acting, we have examined original counterparts or copies of original counterparts of the following documents: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus; (iv) the Pricing Disclosure Package; (v) the Prospectus, (vi) the Company’s Certificate of Incorporation; (vii) the Company’s Bylaws; and (viii) resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Prospectus Supplement.
Atlanta | Austin | Birmingham | Boston | Century City | Charlotte | Chattanooga | Chicago | Dallas | Denver | Fort Lauderdale
Houston | Jacksonville | Los Angeles | Miami | Nashville | Newport Beach | New York | Orlando | Philadelphia | Portland
Richmond | San Francisco | Seattle | Stamford | Tallahassee | Tampa | Tysons | Washington, D.C. | West Palm Beach

Redwire Corporation
June 18, 2025

We have also examined originals or copies of such records of the Company, certificates and web sites of public officials and of officers or other representatives of the Company and agreements and other documents, and made such other investigations, as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In rendering the opinions set forth herein, we have assumed: (i) the genuineness of all signatures (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document; (ii) the authenticity of the originals of the documents submitted to us; (iii) the conformity to authentic originals of any documents submitted to us as copies; and (iv) as to matters of fact, the truthfulness of the representations made or otherwise incorporated in the Registration Statement and Underwriting Agreement and representations and statements made in certificates or web sites of public officials and officers or other representatives of the Company.

In addition, we have assumed that the issuance of the Shares will not to violate, conflict with or constitute a default under any: (i) agreement or instrument to which the Company is a party or to which its property is subject; (ii) law, rule or regulation to which the Company or any of its property is subject; (iii) judicial or administrative order or decree of any governmental authority; or (iv) consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.
We have not independently established the validity of the foregoing assumptions.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered and paid for as provided in the Underwriting Agreement, such Shares will be validly issued shares of the Company, fully paid and non-assessable.

Our opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other laws.

Our opinions are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws affecting the rights and remedies of creditors, stakeholders, or classes or groups of creditors or stakeholders generally. Our opinions are subject to general principles of equity exercisable in the discretion of a court (including without limitation obligations and standards of good faith, fair dealing, materiality and reasonableness and defenses relating to unconscionability or to impracticability or impossibility of performance).

Redwire Corporation
June 18, 2025

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We consent to the reference to this firm in the Registration Statement under the caption “Legal Matters” and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. Our consent, however, shall not constitute an admission to our being experts as provided for in Sections 7 and 11 of the Securities Act.

Respectfully submitted,
HOLLAND & KNIGHT LLP
/s/ Holland & Knight LLP